Exhibit 99.1

               Pope & Talbot Announces First Quarter 2006 Results

    PORTLAND, Ore.--(BUSINESS WIRE)--May 10, 2006--Pope & Talbot, Inc. (NYSE:POP) today reported a net loss of $12.9 million, or $0.79 per share for the three months ended March 31, 2006, a decrease of $12.3 million, or $0.75 per share, when compared with a net loss of $0.6 million, or $0.04 per share, reported for the same period in 2005 and an improvement of $20.7 million, or $1.28 per share, over the fourth quarter of 2005. Revenues were $223.0 million for the quarter compared to $207.2 million for the first quarter of 2005, and earnings before interest, taxes, depreciation and amortization (EBITDA) decreased to $3.2 million compared with $12.9 million one year ago. EBITDA for the first quarter of 2006 increased $9.1 million compared to negative $6.0 million in the fourth quarter of 2005.
    The year-over-year decline was driven primarily by market price decreases in the Company's lumber and pulp divisions, and the weakening U.S. dollar. The Canadian to U.S. dollar average exchange rate of $0.87 in the first quarter of 2006 was six percent higher than the first quarter of 2005 rate of $0.82 and two percent higher then the $0.85 rate in the fourth quarter of 2005. The Company estimates that the change in the Canadian to U.S. dollar exchange rate increased first quarter 2006 reported cost of goods sold by approximately $8.6 million, as compared with the first quarter of 2005 and $2.0 million as compared with the fourth quarter of 2005. Import duty deposits on Canadian softwood lumber totaled $5.8 million in the first quarter of 2006, compared with $8.5 million in the same quarter of 2005 and $8.3 million in the fourth quarter of 2005. The decrease in duties paid primarily reflected the decrease in duty deposit rates from a combined rate of 20.15 percent to 10.8 percent.
    On April 27, 2006, the governments of Canada and the U.S. announced a framework of basic terms for a definitive agreement resolving the softwood lumber dispute. Upon the effectiveness of the expected agreement, the U.S. will stop collecting cash deposits of the softwood lumber duties and refund to Canadian lumber producers approximately 80 percent of the cash deposits of duties made since 2002, and Canada will impose a new system of export charges on softwood lumber exported to the U.S. Accordingly, upon the effectiveness of the agreement, the Company will become entitled to a pre-tax refund of approximately $103 million based on duties incurred through March 31, 2006.
    "We are extremely pleased with the framework for resolution of the Softwood Lumber Trade Dispute," stated Michael Flannery, Chairman and Chief Executive Officer. "While it doesn't resolve all of the Company's ongoing challenges, the positive impacts on Pope & Talbot's earnings, EBITDA and capitalization are significant and position the Company for additional improvements."

    Pulp

    Pope & Talbot's first quarter pulp sales volume decreased one percent to 207,100 metric tons, with pulp sales revenues decreasing four percent to $110.8 million, as compared with the first quarter of 2005. The average price realized per metric ton sold during the quarter decreased three percent to $535 from $551 in the first quarter of 2005. The first quarter 2006 pricing represented a three percent increase from the fourth quarter 2005 average price realization of $517 per metric ton.
    In the first quarter of 2006, pulp cost of goods sold decreased $0.5 million, or one percent. The Company estimates that the increase in the average daily Canadian to U.S. dollar exchange rate resulted in an approximately $4.3 million, or four percent, increase in pulp cost of sales. Excluding the foreign exchange impacts, cost of goods sold declined three percent compared with the first quarter of 2005, primarily as a result of lower fiber costs and lower sales volume.

    Wood products

    Pope & Talbot's first quarter 2006 lumber sales volume increased 32 percent to 244.0 million board feet, with wood products sales revenues increasing 22 percent to $112.2 million, as compared with the first quarter of 2005. The average price realized per thousand board feet sold during the quarter decreased seven percent to $407 from $438 in the first quarter of 2005. First quarter 2006 pricing represented a four percent improvement relative to fourth quarter 2005 average price realization of $391 per thousand board feet.
    In the first quarter 2006, wood products cost of goods sold increased $26.4 million or 32 percent. These cost increases are largely attributable to the addition of Fort St. James and the associated 32 percent increase in sales volume. Foreign currency exchange driven cost increases of approximately $4.3 million, or a four percent increase in average cost per thousand board feet, compared with the first quarter of 2005 were offset by a decrease in lumber import duty deposits of $2.7 million, or a five percent decrease in average cost per thousand board feet.

    Selling, General & Administration

    Selling, general and administrative expenses (SG&A) for the first quarter of 2006 totaled $9.8 million compared with $8.6 million in the same period of 2005 and $11.9 million in the fourth quarter of 2005. SG&A expenses in the first quarter of 2006 were $1.2 million higher than the same period a year ago, primarily due to $0.7 million in increased costs associated with financial consultants, $0.3 million in increased costs for legal services and $0.2 million in increased costs associated with the Company's sale of accounts receivable under its Receivable Purchase Agreement. SG&A expenses decreased $2.1 million compared with the fourth quarter of 2005. Included in the fourth quarter of 2005 was the benefit of a $0.8 million reversal of a portion of the environmental reserves associated with a former sawmill location due to an update of cost estimates. After adjusting for this benefit, SG&A expenses decreased $2.9 million. The reduction in expense is primarily due to a decrease of $1.4 million in costs associated with obtaining lease amendments and debt covenant waivers, a decrease of $0.8 million in cash management and other financial consulting fees, and a decrease of $0.3 million related to Sarbanes-Oxley compliance consulting.

Selected Statistics

                                       First Quarter   Fourth Quarter
                                 --------------------- ---------------
                                    2006       2005          2005
                                  ----------  --------    ------------
Sales Volumes (thousands):
Pulp (metric tons)                 207,100    209,100         235,200
Lumber (thousand board feet)       244,000    185,000         238,500

Production Volumes (thousands):
Pulp (metric tons)                 209,700    203,000         217,900
Lumber (thousand board feet)       253,100    185,200         226,300

Average Price Realizations:  (A)
Pulp (metric tons)               $     535   $    551    $        517
Lumber (thousand board feet)     $     407   $    438    $        391


Notes:
(A) Gross invoice price less trade discounts.

    Capital

    In the first quarter of 2006, Pope & Talbot's capital expenditures were $6.5 million and depreciation and amortization was $10.4 million. At the end of the quarter, total debt was $330.9 million, a decrease of $1.1 million from year-end 2005, and shareholders equity was $99.8 million, a decrease of $12.2 million from year-end 2005. On March 31, 2006, the ratio of long-term debt to total capitalization was 77 percent, up from 75 percent at year-end 2005.
    Due to the recent increase in the Canadian to U.S. dollar exchange rate to over $0.90, the Company is uncertain about whether it will be in compliance with the minimum interest coverage covenant under its Canadian revolving credit facility at June 30, 2006. To address this issue and its other previously disclosed refinancing and financial covenant compliance issues, the Company has substantially completed the negotiation and documentation of a new $300 million revolving credit and term loan facility with certain institutional lenders to refinance its Halsey pulp mill leases, its existing Canadian and U.S. revolving credit facilities and its receivable sales arrangement. This transaction is awaiting a tax ruling from the Canadian Revenue Agency and, subject to receipt of a favorable ruling, is expected to close in the second quarter of 2006.

    Pope & Talbot, Inc. will be holding a conference call on Wednesday, May 10, 2006, at 10:00 a.m. PDT (1:00 p.m. EDT.) The call-in number is 416-695-7806, passcode: 619705#. The conference call will also be webcast simultaneously on the Company's website:
www.poptal.com.

    Statements in this press release or in other Company communications may relate to future events or the Company's future performance. Such statements are forward-looking statements and are based on present information the Company has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that the Company does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.
    The above statement that the Company expects to complete the new credit facility in the second quarter of 2006 is a forward-looking statement that is subject to the inherent uncertainty of completion of any transaction for which the agreement has not been signed and closing conditions have not been satisfied. Accordingly, the Company cannot guarantee that it will be successful in completing the new credit facility or that the terms will not change prior to completion.
    The Company's financial performance depends on operating efficiencies and the prices it receives for its products, as well as other factors such as foreign exchange fluctuations. Prices for the Company's products are highly cyclical and have fluctuated significantly in the past and may fluctuate significantly in the future. A deterioration in pricing may result in the Company taking downtime or other unanticipated actions at its manufacturing facilities. The Company's sensitivity to these and other factors that may affect future results are discussed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

    Pope & Talbot considers net income or loss before interest, income taxes, depreciation and amortization ("EBITDA") to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others in evaluating companies in its industry and, as such, has included this non-GAAP financial measure in its public statements.

    Pope & Talbot is dedicated to the pulp and wood products businesses. The Company is based in Portland, Oregon and trades on the New York and Pacific stock exchanges under the symbol POP. Pope & Talbot was founded in 1849 and produces pulp and softwood lumber in the U.S. and Canada. Markets for the Company's products include: the U.S.; Europe; Canada; South America; Japan; and other Pacific Rim countries. For more information on Pope & Talbot, Inc., please check the website: www.poptal.com.

                 POPE & TALBOT, INC. AND SUBSIDIARIES
                (Thousands except per share, unaudited)

                   CONSOLIDATED STATEMENTS OF INCOME

                                            First Quarter      Fourth
                                         -------------------  Quarter
                                            2006      2005      2005
                                          --------  --------  --------

Revenues:
  Pulp                                   $110,840  $115,202  $121,699
  Wood Products
    Lumber                                 99,234    80,997    93,286
    Chips, logs and other                  12,937    11,011    11,821
                                          --------  --------  --------
        Total Wood Products               112,171    92,008   105,107
                                          --------  --------  --------
            Total revenues                223,011   207,210   226,806
                                          --------  --------  --------
Costs and expenses:
  Pulp cost of sales                      110,705   111,251   125,975
  Wood Products cost of sales             109,730    83,379   108,790
  Gain on timber take-back                      -         -    (3,451)
  Selling, general and administrative       9,766     8,622    11,860
                                          --------  --------  --------
Operating income (loss)                    (7,190)    3,958   (16,368)
Interest expense, net                       6,240     5,135     5,780
                                          --------  --------  --------

Loss before income taxes                  (13,430)   (1,177)  (22,148)
Income tax provision (benefit)               (527)     (532)   11,406
                                          --------  --------  --------
Net loss                                 $(12,903) $   (645) $(33,554)
                                          ========  ========  ========

Net loss per common share - basic and
 diluted                                 $  (0.79) $  (0.04) $  (2.07)
                                          ========  ========  ========

Average shares outstanding - basic and
 diluted                                   16,236    16,157    16,227
                                          ========  ========  ========


      CONSOLIDATED BALANCE SHEETS

                                              March 31,
                                         -------------------  Dec. 31,
                                            2006      2005      2005
                                          --------  --------  --------
Assets:
  Current assets                         $220,350  $217,352  $218,049
  Properties, net                         382,875   337,123   386,401
  Deferred charge                           7,373         -     7,562
  Other assets                             19,012    19,172    18,641
                                          --------  --------  --------
    Total assets                         $629,610  $573,647  $630,653
                                          ========  ========  ========
Liabilities and stockholders' equity:
  Current portion of long-term debt      $ 60,269  $  6,673  $ 63,800
  Other current liabilities               116,529    96,520   105,363
  Long-term debt, excluding current
   portion                                270,662   246,600   268,200
  Deferred income tax liability, net        8,610       974     9,042
  Other long-term liabilities              73,703    62,801    72,216
                                          --------  --------  --------
    Total liabilities                     529,773   413,568   518,621
  Stockholders' equity                     99,837   160,079   112,032
                                          --------  --------  --------
    Total liabilities and stockholder's
     equity                              $629,610  $573,647  $630,653
                                          ========  ========  ========

Long-term debt to total capitalization         77%       61%       75%
                                          ========  ========  ========


          SEGMENT INFORMATION

                                            First Quarter      Fourth
                                         -------------------  Quarter
                                            2006      2005      2005
                                          --------  --------  --------
EBITDA: (A)
  Pulp                                   $  4,401  $  7,812  $   (496)
   Wood Products                            3,797     9,131    (2,065)
  Gain on timber take-back                      -         -     3,451
  General Corporate                        (5,016)   (4,085)   (6,850)
                                          --------  --------  --------
                                            3,182    12,858    (5,960)
                                          --------  --------  --------
Depreciation and amortization:
  Pulp                                   $  7,167  $  6,577  $  6,925
  Wood Products                             2,985     1,946     3,117
  General Corporate                           220       377       366
                                          --------  --------  --------
                                           10,372     8,900    10,408
                                          --------  --------  --------
Operating income (loss):
  Pulp                                   $ (2,766) $  1,235  $ (7,421)
  Wood Products                               812     7,185    (5,182)
  Gain on timber take-back                      -         -     3,451
  General Corporate                        (5,236)   (4,462)   (7,216)
                                          --------  --------  --------

  Operating income (loss)                $ (7,190) $  3,958  $(16,368)
                                          ========  ========  ========

Additional Information:
  Lumber import duties                   $  5,800  $  8,500  $  8,300
  Capital expenditures                      6,539     8,345    11,811

Notes:

(A) EBITDA equals net loss before income taxes and net interest expense, plus depreciation and amortization, and is reconcilable to the Company's net loss using the depreciation and amortization, net interest expense and income tax benefit numbers in the above table. The Company uses EBITDA to evaluate the operating performance of its business on a consolidated basis and for each of its operating segments. The Company considers EBITDA to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others, in addition to and not in lieu of generally accepted accounting principles (GAAP) results, to evaluate companies in its industry. EBITDA is not a measure of liquidity under GAAP and should not be considered as an alternative to cash flow from operating activities.

    CONTACT: Pope & Talbot, Inc.
             Richard K. Atkinson, 503-228-9161